Exhibit 10.20

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Restricted Stock Unit Award Agreement
(Directors)

THIS AGREEMENT is made as of _______ (the “Grant Date”), by and between Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Company”), and {First Name} {Last Name} (“{Last Name}”).

WHEREAS, {Last Name} is expected to perform valuable services for the Company as a member of the Board of Directors of the Company (the “Board”) and the Company considers it desirable and in its best interests that {Last Name} be given a proprietary interest in the Company and an incentive to advance the interests of the Company by possessing units that are settled in shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), in accordance with the Company’s _____ Stock Incentive Plan (the “Plan”).

NOW THEREFORE, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

1.
Grant of Restricted Stock Units.

(a) Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to {Last Name} an award of _____ restricted stock units (the “Restricted Stock Unit Award”), which shall vest and become unrestricted in accordance with Section 2 hereof.

(b) Transferability. Restricted stock units subject to the Restricted Stock Unit Award and not then vested and unrestricted may not be sold, transferred, pledged, assigned, alienated, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, alienate, hypothecate or encumber, or otherwise dispose of such restricted stock units, the Restricted Stock Unit Award shall immediately become null and void.

2.
Vesting.

(a) Time Vesting. Subject to Sections 2(b) and 2(c), the restricted stock units subject to the Restricted Stock Unit Award shall vest and become unrestricted on the first anniversary of the Grant Date (the “Vesting Date”), subject to {Last Name}’s continuous service through the Vesting Date. Subject to Sections 2(b) and 2(c), any restricted stock units that become vested pursuant to this Section 2(a) shall be settled within 30 days following the Vesting Date.

(b) Termination of Service. If {Last Name}’s service as a director of the Company terminates prior to the Vesting Date (i) by reason of death or disability, the Restricted Stock Unit Award shall immediately vest and become unrestricted or (ii) by reason of retirement from the Board, a pro rata portion of the Restricted Stock Unit Award shall vest based on the number of days {Last Name} served on the Board from the Grant Date through the date of such cessation of service. Any restricted stock units that vest pursuant to this Section 2(b) shall be settled within 30 days following {Last Name}’s separation from the Board. If {Last Name}’s service as a director of the Company terminates for any other reason, the unvested portion of the Restricted Stock Unit Award as of the date of termination shall be forfeited by {Last Name}, such portion shall be cancelled by the Company and {Last Name} shall promptly return this Agreement to the Company for cancellation and agrees to execute any document required by the Company in connection with such forfeiture. Such cancellation shall be effective regardless of whether {Last Name} returns this Agreement.

(c) Accelerated Vesting. If {Last Name} continues to be a director of the Company from the Grant Date until the occurrence of a Change of Control (as defined in the Plan), the Restricted Stock Unit Award, to the extent unvested, shall immediately vest and become unrestricted with respect to 100% of the restricted stock units subject to this Restricted Stock Unit Award simultaneously with the consummation of the Change of Control. Any restricted stock units that become vested pursuant to this Section 2(c) shall be settled within 30 days following the Change of Control; provided, however, if the Change of Control is not a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the restricted stock units that vest pursuant to this Section 2(c) shall be settled upon the earlier to occur of (i) the Vesting Date and (ii) {Last Name}’s cessation of service on the Board, with no proration in the case of {Last Name}’s cessation of service on the Board.

3.
No Rights as Stockholder; Dividend Equivalents. {Last Name} shall not have any rights of a stockholder of the Company with respect to any shares of Common Stock underlying the restricted stock units subject to this Agreement (including the right to vote and to receive dividends and other distributions paid with respect to shares of Common Stock), unless and until, and only to the extent, the Restricted Stock Unit Award is settled by the issuance of such shares of Common Stock to {Last Name}. Notwithstanding the foregoing, until such time as such shares of Common Stock are issued, or the restricted stock units subject to this Agreement are cancelled, whichever occurs first, {Last Name} will be credited with amounts equal to any cash dividends that would be payable to {Last Name} if such underlying shares of Common Stock had been issued to {Last Name}, which amounts shall accrue and be paid in cash when the underlying restricted stock units are distributed to {Last Name}. If restricted stock units subject to this Agreement are cancelled, any amounts credited to such units will be forfeited. This Section 3 will not apply with respect to record dates for dividends occurring prior to the Grant Date or after the distribution of the underlying restricted stock units.

4.
Adjustment in Event of Happening of Condition.

In the event that there is any change in the number of issued shares of Common Stock of the Company without new consideration to the Company (such as by stock dividends or stock split-ups), then the number of restricted stock units subject to this Restricted Stock Unit Award that are unvested shall be adjusted in proportion to such change in issued shares.

If the outstanding shares of Common Stock of the Company shall be combined, or be changed into another kind of stock of the Company or into equity securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc., the Company shall cause adequate provision to be made whereby the restricted stock units subject to this Agreement that are unvested shall be adjusted equitably so that the securities received upon distribution shall be the same as if the distribution had occurred immediately prior to such recapitalization, reorganization, sale, merger, consolidation, etc.

5.
Provisions of Plan. This Restricted Stock Unit Award is granted pursuant to, and subject to the terms and conditions of, the Plan (which is incorporated herein by reference). In the event a provision of this Agreement conflicts with the Plan, the terms of the Plan will prevail. {Last Name} acknowledges receiving a copy of the Plan and this Agreement. Any capitalized term not defined herein shall have the same meaning as in the Plan.
6.
Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject {Last Name} to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and {Last Name} shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to {Last Name}’s “ceasing to be a director of the Company,” such term shall be deemed to refer to {Last Name}’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if {Last Name} is a “specified employee,” as defined in Section 409A of the Code, as of the date of {Last Name}’s separation from service, then to the extent any amount payable to {Last Name} (i) is payable upon {Last Name}’s separation from service and (ii) under the terms of this Agreement would be payable prior to the six-month anniversary of {Last Name}’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service and (b) the date of {Last Name}’s death.
7.
Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
By:
Name:

{First Name} {Last Name}